UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Maxim Integrated Products, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TABLE OF CONTENTS

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
YOUR VOTE IS IMPORTANT
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in Fiscal Year 2004
Aggregated Option Exercises in Fiscal Year 2004
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH(1)
PROPOSAL NO. 1 RATIFICATION AND APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE COMPANY’S 1996 STOCK INCENTIVE PLAN
OTHER MATTERS
1996 STOCK INCENTIVE PLAN

Dear Maxim Stockholder:

      You are invited to attend a Special Meeting of Maxim Stockholders scheduled to commence at 11:00 a.m. on Friday, September 17, 2004 at the Company’s Event Center, located at 433 N. Mathilda Avenue, Sunnyvale, California. At this special meeting you will be asked to vote on our stock option proposal, which has been recommended unanimously by Maxim’s Board of Directors. We have had the opportunity in recent weeks to speak to some of you personally about how vital our stock option plan is to our future growth. With this letter, I am seeking your support of our management and our Board in your approval of the addition of 13 million shares (4% of outstanding shares, 3.8% of diluted shares), to our option plan.

      The management and the Board of Directors of Maxim believe that the Company is entering a period of growth. In order to achieve Maxim’s long-range plan and maximize stockholder value, management and the Board of Directors believe it is imperative that the stockholders approve an addition to our employee stock option pool equal to 4% of our outstanding shares. The rationale for this addition to the pool is set forth below:

Maxim’s Option Program Works.

•	Over the last 10 fiscal years ended June 26, 2004, Maxim’s stock price has appreciated at a compound annual growth rate (“CAGR”) of 32.2%, significantly higher than Analog Devices (25.9%) and Linear Technology (23.8%), its two primary competitors.

•	On average, Maxim made option grants net of cancellations equal to 4.8% of outstanding shares per year over the 10 fiscal years ended 2004 and reduced this rate to an average of 4.1% over the last 5 years. During this time, the Company’s stock price increased from $3.16 per share to $52.03 per share, a 16.5 fold increase.

•	While stock options are extremely valuable to employees, a careful analysis indicates that a large increase in option grants does not necessarily have a significant cost to stockholders. In fact, it takes a very small increase in the growth rate in the market value of an enterprise to fully offset the impact of granting additional options. This can be illustrated in the following example: Assume that for 10 years, Company A makes annual stock option grants equal to 2% of its outstanding shares, while during this same period Company B makes annual grants equal to 4% of its outstanding shares. If Company A’s market value grows at a compound annual rate of 25%, Company B would have to grow its market value at a higher rate than 25% in order to compensate Company B’s shareholders for the additional dilution. The differential in the compound annual growth rate in market value in this example would be only 0.8% per year, meaning that Company B would have to grow its market value at 25.8% per year to equal Company A’s stock price at the end of the 10 year period. (Note: The 25% rate for Company A was chosen because it corresponds to the average growth rate over the last 10 years of Maxim’s two primary competitors, Analog Devices and Linear.) In this example, any increase in growth rate in market value above the 0.8% required to offset the impact of the 2% additional option grants would provide a return premium to the stockholders. We believe Maxim’s superior compound annual stock price growth rate of 32.2% for the most recent 10 years resulted, in significant measure, from the productivity stimulus associated with our higher option grant rate. If we are correct, the financial benefits to the existing investors from higher appreciation of our stock far outweighed the value transfer resulting from the higher option grants.

      Had Maxim’s stock price appreciated at the same average compound annual growth rate as Analog and Linear (which was 25.0%), its market value at June 26, 2004 would have been only $10 billion, $8 billion less than its actual value of approximately $18 billion on that date. Maxim believes that it could not have achieved such superlative performance nor outperformed its closest competitors by such a large margin without its option program.

Maxim Employees are Not Over-Compensated.

      Maxim’s compensation program is heavily tilted toward performance rather than guaranteed cash payments.

•	Salary. We believe that Maxim’s salaries are generally lower than in comparable companies. For example:

Officers. At $300,000 for the CEO and $200,000 for the Vice Presidents, Maxim estimates its officers’ annual salaries are 33% to 75% lower than industry averages. Despite these low salaries, during the industry downturn, in October 2002 through September 2003, the CEO’s salary was reduced 100% and vice president salaries were reduced 30% in order to maximize profits for our stockholders.

R&D and Engineering. Maxim’s technical people earn lower salaries (on average) than those paid in comparable companies. A sample of 19 recent hires in engineering showed that these new employees joined Maxim at salaries that were 14% less, on average, than they earned with their previous employers.

•	Bonus. Maxim pays officer bonuses only upon meeting aggressive individual and company performance goals. Under a plan approved by stockholders, officer bonuses can only be paid for years in which Maxim delivers year-over-year increases in earnings per share and/or the market price of its stock (one-half for increasing earnings per share and one-half for increasing stock price). Bonuses are fully earned only if Maxim achieves a 30% annual increase in both earnings per share and stock price. Between zero and a 30% increase, bonuses are earned on a sliding scale. (Note: In fiscal 2002, the downturn in the semiconductor industry resulted in officers’ bonuses being zero despite the fact that Maxim earned net income of $259.2 million in that year. This was significantly more than was earned by its closest competitors, Analog Devices and Linear Technology, in the comparable period. In Linear’s comparable fiscal year it earned $197.6 million and paid substantial executive bonuses.)

•	Stock Options. Stock options are granted to employees, first and foremost, to stimulate employee productivity for the purpose of maximizing stockholder value. Options are also used and are quite necessary to make up for the lower salaries Maxim pays. Maxim employees are a self-selected group of entrepreneurs that realize that they can only gain if the stockholders gain much more.

      When viewed in total — salary, bonus and options — we believe Maxim’s employees are not over-compensated for the risks they take and the extraordinary results they deliver. Maxim believes options are the most important part of its compensation mix.

Maxim’s Option Plan is Managed for the Best Interests of the Stockholders.

•	Maxim only grants employee options under plans that have been approved annually by stockholders.

•	All of Maxim’s options are granted at fair market value.

•	Maxim does not “re-price” its options.

•	Over 5,400 employees (including over 98% of salaried employees) hold options.

•	On average over the five fiscal years ended 2003, 86% of Maxim options have been granted to employees below the officer level.

•	Over the last six fiscal years almost 30% of options have been granted to new employees.

•	Almost 50% of options go to R&D and engineering personnel, which are the lifeblood of the company and the primary drivers of Maxim’s growth.

•	Maxim has been proactive in reducing its rate of option grants over the past several years. Our average grant rate net of cancellations for the 10 fiscal years ended 2004 was 4.8% compared to 4.1% for the past 5 years.

2

      Maxim’s option program is broadly based, and is concentrated where it will do the most good for stockholders: on new employees, which are needed for our growth and on technical personnel, which are the drivers of our growth.

It is Imperative that Maxim Add 13 Million New Shares to its Option Pool.

•	Because of Maxim’s high growth rate and unusually heavy emphasis on performance compensation in lieu of salary, the Company needs more options than companies that grow more slowly and rely on a different compensation model.

•	We believe Maxim’s stockholders will prosper from our projected long-term growth and performance. Ship demand for Maxim products is projected to grow from about $1.1 billion in FY 2003 to approximately $5.0 billion in FY 2008, a compounded annual growth rate of 34%. (Note: Ship demand is a rough estimate of customer consumption which Maxim uses as an indicator of revenue potential; it is not a revenue forecast.)

•	Maxim’s management and Board of Directors believe it is in danger of losing the fuel for its engine of growth. For the last 10 years, the Company’s headcount increased an average of 22% per year. Options available to support this increase in headcount averaged 4.8% (reduced to an average of 4.1% over the past 5 years) of outstanding shares per year. Growth in revenue for FY 2004 and FY 2005 will result in about a 45% increase in headcount during this period. For FY 2004, the Company increased available options by only 2.9%. By adding options equal to 4% of our outstanding shares this year, our average option additions for fiscal years 2004 and 2005 will have been reduced to 3.5%, down significantly from the 4.8% that sustained us and helped us deliver industry-leading results through the last decade.

      One size does not fit all and Maxim should not be held to the same standard when it comes to determining the proper size of its option pool as companies which rely more on salary for compensation and which do not grow stockholder value as rapidly.

      Maxim is a unique company that, since going public 16 years ago, has been one of the best performers for its stockholders of any company in the world. It has achieved that distinction by recruiting and retaining highly talented and driven people. These people are motivated not by salary but by the opportunity to build something great and to share in the wealth created in the process. Maxim believes that the best way to motivate our superior employees is to make them owners. This partnership has produced outstanding results, in which the whole has proven to be significantly greater than the sum of the parts. Accordingly, Maxim’s stockholders have fared extraordinarily well — much better, we believe, than if we had paid higher salaries but granted fewer options. There is powerful evidence to this in the comparison of our performance to our peer group of competitors. Given the results we have achieved to date and the opportunity that lies ahead, we ask you not to gamble on the future of your company by changing our well-tested formula for success.

YOURS SINCERELY,

JOHN F. GIFFORD
President, Chief Executive Officer
and Chairman of the Board

3

MAXIM INTEGRATED PRODUCTS, INC.

120 San Gabriel Drive
Sunnyvale, California 94086

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held September 17, 2004

To the Stockholders:

      Notice is hereby given that a Special Meeting of Stockholders of Maxim Integrated Products, Inc., a Delaware corporation (the “Company”), will be held at the Company’s Event Center located at 433 N. Mathilda Avenue, Sunnyvale, California 94086 on Friday, September 17, 2004, at 11:00 a.m. Pacific Time, to consider and vote upon the following proposals:

1. To ratify and approve an amendment and restatement of the Company’s 1996 Stock Incentive Plan, as amended, to (a) increase the number of shares available for issuance thereunder by 13,000,000 shares from 104,600,000 shares to 117,600,000 shares and (b) require that all stock options be granted with an exercise price no less than 100% of the fair market value of the Company’s Common Stock on the date of grant of the option.

2. To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the Proxy Statement, which is attached and made a part of this Notice. The Special Meeting will be open to stockholders of record, proxy holders and others by invitation only. Beneficial owners of shares held by a broker or nominee must present proof of such ownership to attend the meeting.

      The Board of Directors has fixed the close of business on July 21, 2004 as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

By Order of the Board of Directors

JOHN F. GIFFORD
President, Chief Executive Officer
and Chairman of the Board

Sunnyvale, California

August 18, 2004

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Special Meeting, you are urged to submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, as outlined on the enclosed proxy card, (2) by telephone, as outlined on the enclosed proxy card, or (3) by signing, dating and returning the enclosed proxy card promptly in the accompanying envelope. If you submit your proxy and then decide to attend the Special Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

MAXIM INTEGRATED PRODUCTS, INC.

120 San Gabriel Drive
Sunnyvale, California 94086
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

September 17, 2004

General Information

      This Proxy Statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Maxim Integrated Products, Inc., a Delaware corporation (“Maxim” or the “Company”), for use at its Special Meeting of Stockholders to be held at 11:00 a.m., Pacific Time, on September 17, 2004 at the Company’s Event Center located at 433 N. Mathilda Avenue, Sunnyvale, California 94086 and at any adjournment or postponement of that meeting. The approximate mailing date for this Proxy Statement and the enclosed proxy is August 18, 2004.

      The proxy holders will vote all proxies in accordance with the instructions contained in the proxy and ,if no choice is specified, the proxy holders will vote in favor of the proposal set forth in the Notice of Meeting. Proxies will confer upon the proxy holders discretionary authority to vote upon matters that the Board does not know as of the date hereof but may be presented at the Special Meeting, as well as the authority to adjourn or postpone the Special Meeting in order to assure that all stockholders who wish to vote on the matter will be able to cast their votes and to act upon other matters incident to the conduct of the meeting.

      The Board has fixed the close of business on July 21, 2004 as the record date (the “Record Date”) for the determination of stockholders entitled to vote at the Special Meeting. At that time, there were outstanding 324,741,316 shares of Common Stock. The presence of a majority, or 162,370,659, of these shares of the Common Stock, either in person or by proxy, will constitute a quorum for the transaction of business at the Special Meeting.

Revocability of Proxies

      Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to or at the meeting. A proxy may be revoked by a written instrument delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy, or by attendance at the meeting and voting in person. Attendance at the Special Meeting in and of itself does not revoke a prior proxy.

Voting and Solicitation

      Holders of Common Stock are entitled to one vote for each share held.

      An automated system administered by the Company’s transfer agent will tabulate votes cast by proxy at the meeting, and the inspector of elections appointed for the meeting will tabulate votes cast in person at the meeting. The ratification and approval of Proposal No. 1, the amendment to the Company’s 1996 Stock Incentive Plan, as amended, increasing the number of shares available for issuance by 13,000,000 shares will require the affirmative vote of a majority of the shares of the Company’s Common Stock present or represented and entitled to vote at the meeting.

      Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. Abstentions are treated as shares present or represented and entitled to vote for the purposes of determining whether a matter has been approved by the stockholders, abstentions have the same effect as votes against the proposal. Broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal and, therefore, will have no effect on the result of the vote. A broker non-vote occurs when a broker submits a proxy card with respect to shares of Common Stock held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include, among others, the election of directors and ratification of auditors. Non-routine matters include, among others, approval of actions with respect to a company’s stock option plan.

      The Company will bear the cost of soliciting proxies. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by directors, officers or other regular employees of the Company or, at the Company’s request, a private proxy solicitation firm. No additional compensation will be paid to the Company’s directors, officers or other regular employees for such services, but any private proxy solicitation firm will be paid their customary fee by the Company, estimated to be $16,000.

Householding of Special Meeting Materials

      Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one (1) copy of the Proxy Statement may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of the proxy statement to any stockholder who contacts the Company’s investor relations department at (408) 737-7600 requesting such copies. If a stockholder is receiving multiple copies of the proxy statement at the stockholder’s household and would like to receive a single copy of the proxy statement for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement.

Information Provided in Other Proxy Soliciting Material

      The Company previously furnished to stockholders additional proxy soliciting material in connection with the proposals being considered at this Special Meeting, which information was filed with the Securities and Exchange Commission on Schedule 14A dated June 25, 2004 and which therefore is omitted from and superceded by this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of June 26, 2004 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers, directors as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock. The number of shares beneficially owned is determined under the rules of the Security and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose.

	Beneficial Ownership(1)

Beneficial Owner	Number of Shares	Percent of Total

Janus Capital Management LLC(2)	33,737,868	10.40%
The TCW Group(3)	32,604,735	10.05%
Barclays Global Investors, NA(4)	28,056,403	8.65%
Capital Research and Management Company(5)	17,781,100	5.48%
AXA (Alliance Capital Management(6)	17,386,309	5.36%
John F. Gifford(7)	4,644,291	1.42%
Richard C. Hood(8)	1,354,480	*
Tunc Doluca(9)	1,318,316	*
Pirooz Parvarandeh(10)	719,540	*
Fred G. Beck(11)	276,667	*
James R. Bergman(12)	205,000	*
A. R. Frank Wazzan(13)	115,467	*
B. Kipling Hagopian(14)	78,690	*
Merlyn D. Sampels(15)	79,944	*
All executive officers and directors as a group (18 persons)(16)	11,829,290	3.57%

*	Less than one percent

(1)	This table is based upon information supplied by officers, directors, nominees for director, principal stockholders and the Company’s transfer agent, and contained in Schedules 13G filed with the SEC. Unless otherwise indicated, the address of each person or entity listed is Maxim Integrated Products, Inc., 120 San Gabriel Drive, Sunnyvale, California 94086. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 324,443,938 shares outstanding on June 26, 2004, adjusted as required by rules promulgated by the SEC.

(2)	These securities are owned by various individual and institutional investors for whom Janus Capital Management LLC (“Janus Capital”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Janus Capital is deemed to be a beneficial owner of such securities; however Janus Capital expressly disclaims that it is, in fact, the beneficial owner of such securities. Janus Capital holds sole dispositive power and voting power over 33,644,586 of the shares shown and shared dispositive power and voting power over 93,282 shares. The address of Janus Capital Management LLC is 100 Fillmore Street, Suite 300, Denver, CO 80206. The table is based upon information supplied in a Schedule 13G/ A filed February 14, 2004.

(3)	TCW Group, Inc. on behalf of the TCW Business Unit holds shared dispositive power and shared voting power over all shares shown. The address of TCW Group, Inc. on behalf of the TCW Business Unit is 865 South Figueroa Street, Los Angeles, CA 90017. The table is based upon information supplied in a Schedule 13G/ A filed July 13, 2004.

(4)	Includes shares held by affiliates of Barclays Global Investors, NA (“Barclays”) and affiliates of Barclays. Of these shares, the respective beneficial owners have sole voting power over 24,880,429 of the shares shown and the sole dispositive power over 24,897,329 of the shares shown. The address of Barclays is 45 Fremont Street, San Francisco, CA 94105. The table is based upon information supplied in a Schedule 13G filed February 17, 2004.

(5)	Capital Research and Management Company (“CRMC”) is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940 and is deemed to be the beneficial owner of the shares shown as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Advisors Act of 1940. CRMC has no voting power and sole dispositive power over all shares shown. The address of CRMC is 333 South Hope Street, 55th Street, Los Angeles, CA 90071. The table is based upon information supplied in a Schedule 13G/ A filed February 13, 2004.

(6)	AXA Assurances I.A.R.D. Mutuelle and certain related entities thereof hold (i) sole voting power over 7,960,692 of the shares shown, (ii) shared voting power over 4,110,265 shares shown, (iii) sole dispositive power over 17,351,519 of the shares shown and (iv) shared voting power over 34,790 shares shown. The address of AXA Assurances I.A.R.D. Mutuelle 370, rue Saint Honore, 75001 Paris, France. The table is based upon information supplied in a Schedule 13G/ A filed February 10, 2004.

(7)	Includes (i) 1,977,988 shares subject to options exercisable within 60 days of June 26, 2004 and (ii) 100,000 shares held by the Gifford Foundation for which beneficial ownership is disclaimed. Does not include shares held in trust for the benefit of Mr. Gifford’s children.

(8)	Includes 597,500 shares subject to options exercisable within 60 days of June 26, 2004.

(9)	Includes 657,355 shares subject to options exercisable within 60 days of June 26, 2004.

(10)	Includes 664,000 shares subject to options exercisable within 60 days of June 26, 2004.

(11)	Represents options exercisable within 60 days of June 26, 2004.

(12)	Includes 20,000 shares subject to options exercisable within 60 days of June 26, 2004.

(13)	Includes 34,667 shares subject to options exercisable within 60 days of June 26, 2004.

(14)	Includes 12,000 shares subject to options exercisable within 60 days of June 26, 2004.

(15)	Includes 78,635 shares subject to options exercisable within 60 days of June 26, 2004.

(16)	Includes 7,099,426 shares subject to options exercisable within 60 days of June 26, 2004. Does not include shares held in trust for the benefit of Mr. Gifford’s children.

      There is no family relationship between any of the directors, or between any of such directors and any of the Company’s executive officers.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

      The compensation for the Company’s Chief Executive Officer at June 26, 2004 and the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at June 26, 2004 for all services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended June 26, 2004, June 28, 2003 and June 29, 2002 is set forth below.

Summary Compensation Table

				Long Term
				Compensation
				Awards

		Annual Compensation		Securities
	Fiscal			Underlying
Name and Principal Position	Year	Salary($)	Bonus ($)(1)	Options (#)

John F. Gifford	2004	106,491	TBD	200,000
President, Chief Executive Officer and	2003	80,769	1,788,423	800,000
Chairman of the Board	2002	300,000	—	1,400,000
Fred G. Beck	2004	162,500	TBD	60,000
Vice President	2003	155,000	293,960	80,000
	2002	200,000	—	143,000
Tunc Doluca	2004	162,500	TBD	250,000
Sr. Vice President	2003	155,000	525,144	200,000
	2002	200,000	—	200,000
Richard C. Hood	2004	162,500	TBD	50,000
Vice President	2003	155,000	350,903	150,000
	2002	200,000	—	240,000
Pirooz Parvarandeh	2004	162,500	TBD	110,000
Sr. Vice President	2003	155,000	321,438	200,000
	2002	200,000	—	300,000

(1)	Pursuant to the Company’s Bonus Plan, approved by the Company’s stockholders in 1997, $18,794,857 is available for executive officer performance bonuses relating to fiscal year 2004. Under the provisions of the Bonus Plan, the Compensation Committee is not obligated to award the entire bonus pool and no officer may be paid more than 50% of the pool. Performance bonuses for fiscal year 2004 have not yet been determined for the Company’s officers. No bonuses were earned under the Company’s Bonus Plan in fiscal year 2002.

Options Granted to Executive Officers

      The Board and the committees to which it delegates authority currently have authority to grant stock options to employees and others under the 1996 Plan. The following tables set forth certain information regarding stock options granted to, exercised by and owned by the executive officers named in the foregoing Summary Compensation Table during fiscal 2004.

Option Grants in Fiscal Year 2004

	Individual Grants
						Potential Realizable Value
	Number of		Percent of			at Assumed Annual Rates of
	Securities		Total Options			Stock Price Appreciation for
	Underlying		Granted to	Exercise or		Option Term(1)
	Options		Employees in	Base Price	Expiration
Name	Granted (#)		Fiscal Year(2)	($/Sh)	Date (3)	5%($)	10%($)

John F. Gifford	200,000	(4)	1.30%	51.00	1/28/14	6,414,725	16,256,173
Fred G. Beck	60,000	(5)	0.39%	51.00	1/28/14	1,924,418	4,876,852
Tunc Doluca	250,000	(6)	1.62%	51.00	1/28/14	8,018,406	20,320,216
Richard. C. Hood	50,000	(7)	0.32%	51.00	1/28/14	1,603,681	4,064,043
Pirooz Parvarandeh	110,000	(8)	0.71%	51.00	1/28/14	3,528,099	8,940,895

(1)	The dollar amounts under these columns are the result of calculations at the assumed 5% and 10% annual rates of stock price appreciation prescribed by the SEC and are not intended to forecast possible future appreciation, if any, of the Company’s stock price. No gain to the optionees is possible without an increase in the price of the Company’s stock, which will benefit all stockholders.

(2)	Based on a total of 15,422,319 options granted to employees of the Company in fiscal year 2004.

(3)	The options were granted for a term of ten years, but are subject to earlier termination under certain circumstances relating to termination of employment or a change of control of the Company.

(4)	The options were granted on January 29, 2004 and will become exercisable on a quarterly basis during the year ending July 1, 2006.

(5)	The options were granted on January 29, 2004 and will become exercisable on a quarterly basis at the following rates: 20,000 during the year ending July 1, 2006 and 40,000 during the year ending July 1, 2008.

(6)	The options were granted on January 29, 2004 and will become exercisable on a quarterly basis at the following rates: 50,000 each during the years ending July 1, 2005 and July 1, 2006, and 150,000 during the year ending July 1, 2008.

(7)	The options were granted on January 29, 2004 and will become exercisable on a quarterly basis during the year ending July 1, 2008.

(8)	The options were granted on January 29, 2004 and will become exercisable on a quarterly basis at the following rates: 40,000 during the year ending July 1, 2006 and 70,000 during the year ending July 1, 2008.

Aggregated Option Exercises in Fiscal Year 2004

and June 26, 2004 Option Values

			Number of		Value of Unexercised
			Securities Underlying		In-the-Money
	Number of		Unexercised Options at		Options at
	Shares		June 26, 2004 (#)		June 26, 2004 ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John F. Gifford	308,465	9,309,722	1,782,989	2,598,448	56,507,970	32,308,032
Fred Beck	40,000	1,520,569	259,802	362,500	8,478,943	3,579,256
Tunc Doluca	116,473	5,228,000	624,855	682,500	23,917,791	7,166,177
Richard C. Hood	152,500	6,870,803	574,751	466,198	22,421,699	5,896,746
Pirooz Parvarandeh	160,000	7,357,880	638,000	639,449	25,405,312	7,082,541

(1)	Based on a price per share of $52.03, which was the price of a share of Common Stock on the Nasdaq National Market at the close of business on June 25, 2004.

Employment Agreements

      The Company has entered into employment agreements with each of Messrs. Beck, Doluca, Hood and Parvarandeh. The agreements do not grant the executive officers any right to be retained by the Company, and the Company may terminate employment of each executive officer either with or without cause. In the event of termination of employment by the Company with or without cause, all compensation and benefits, except benefits provided by law (e.g., COBRA health insurance continuation benefits) immediately cease to accrue. However, in the event of termination of employment by the Company without cause, severance payments are to be made in accordance with the Company’s normal policy or as mutually agreed between the Company and the executive officer.

      If the executive officer terminates his full-time employment with the Company and his written notice of termination provides that he is willing to continue to provide certain services to the Company, the Company will make health insurance coverage available to the executive officer and his family. The terms of his service, unless otherwise agreed, will provide for part-time services (up to one day per month) and annual compensation equal to at least 5% of the executive officer’s base salary at the time of termination. Health insurance coverage means coverage under any group health plan the Company maintains for its employees.

      During the ten-year period following the notice of termination, the executive officer pays the same amount for health coverage as a similarly situated full-time employee is required to pay for coverage under the Company’s group health plan. After the ten-year period, the executive officer pays the Company’s cost of the coverage. In the event of the executive officer’s death while receiving health insurance coverage, the executive officer’s spouse is eligible for health insurance coverage until her death so long as she pays for the coverage in an amount equal to the cost for an employee with identical coverage. In the event the executive officer becomes disabled while receiving health insurance coverage, he is deemed to have met his service obligations to the Company during the disability.

      In addition to the executive officers identified above, most other officers of the Company are parties to employment agreements with provisions substantially similar to those described above.

      Mr. Gifford entered into an employment agreement with the Company in 1987, which was amended and restated in February 1994. The agreement provides that Mr. Gifford propose annually the amount of his bonus to the Board, which shall reflect the Company’s achievements and profitability for the preceding year, and shall be reflective of the accomplishments of the management group as a whole. The Board, in its discretion, shall approve or modify such proposed bonus; provided that any bonus awarded shall not be less than the bonus paid to any officer. The employment agreement provides vesting for 100% of the unvested portion of his stock options either upon Mr. Gifford’s death or upon his disability, which results in his termination of employment, while employed by the Company. The employment agreement also provides that in the event

Mr. Gifford becomes disabled while employed by the Company, as long as Mr. Gifford remains disabled, the Company will provide for continuation of his base salary (offset by any earnings) for life through insurance or direct payment, or both. In addition, if Mr. Gifford’s employment with the Company is terminated due to disability, the Company will provide to Mr. Gifford post-employment health insurance coverage on the same terms as the other officers described above. In addition, in the event Mr. Gifford’s employment is terminated without cause, as defined in the agreement, the Company will retain Mr. Gifford and Mr. Gifford agrees to remain available to the Company for a period of either (i) one year, in the event that his employment is terminated with justification, as defined in the agreement or (ii) two years, if his employment is terminated without justification, as defined in the agreement. During the period that Mr. Gifford continues to serve the Company, he shall not be required to devote more than two days a week to such activities. During the period of Mr. Gifford’s retention as a service provider, he shall be entitled to full pay, which is defined as his average annual total compensation (salary plus bonus) received during the previous two years, normal employee benefits, and his stock options and shares of restricted stock shall continue to vest. In addition, if Mr. Gifford’s employment is terminated without cause or justification, the vesting of his stock options and shares of restricted stock shall be immediately accelerated so that the options and stock that would otherwise have vested over the two year period commencing two years after the date of termination shall become immediately exercisable. Thus, if his termination is without cause or justification, Mr. Gifford will vest a total of four years of options and restricted stock, two years tied to continuing service retention and two years by acceleration of vesting that would otherwise have occurred if he had remained employed for the third and fourth years after the date of his termination. The employment agreement also provides that upon a “change of control” of the Company, as such term is defined in his employment agreement, 50% of his unvested stock and options shall become fully vested on the date of the sale or merger. The remainder of the stock and options shall become fully vested within one year of the sale or merger, provided that Mr. Gifford is willing (whether or not he is actually requested to do so) to remain as Chief Executive Officer for the remaining vesting period of his options up to a maximum of one year. The employment agreement provides Mr. Gifford fringe benefits substantially equal to other officers. If Mr. Gifford terminates his full-time employment with the Company and his written notice of termination provides that he is willing to continue to provide certain services to the Company, the Company will provide to Mr. Gifford post-employment health insurance coverage on substantially the same terms as the other officers described above.

      In addition, the Company and Mr. Gifford have entered into a deferred compensation plan, pursuant to which Mr. Gifford defers receipt of a portion of his cash compensation. Deferred payments bear interest at the rate equal to the interest rate (as adjusted from time to time) that employees of the Company are required to pay the Company under the Company’s employee loan program (4.2% in fiscal year 2004). Interest is credited at least quarterly. Deferred payments, including interest, are payable beginning (i) upon Mr. Gifford’s termination as an employee or service provider to the Company, in approximately equal quarterly installments over a five year period with interest at the Bank of America prime rate from time to time, (ii) upon his death, payable to his designated beneficiary, in a lump sum payment as soon as administratively possible or (iii) in the event of an unforeseeable emergency. As of June 26, 2004, Mr. Gifford’s deferred account balance, including interest thereon, totaled $18,414,923.

      Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report on Executive Compensation and Performance Graph shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any such filings under the Securities Act or the Exchange Act.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board is authorized to determine salaries and incentive compensation for the Company’s Chief Executive and other officers. The strategy followed by the Compensation Committee emphasizes incentive compensation over salary to create a strong link between compensation and performance, and thereby more effectively align management with the interests of stockholders. Incentive compensation is comprised of bonuses and stock options. The Chief Executive normally recommends salaries, bonuses and option grants to the Compensation Committee. The levels of incentive compensation are related to both corporate and individual performance. Corporate performance is judged based upon results in the current year, but more importantly on the Company’s performance over the longer term. Individual performance is measured based upon particular responsibilities of each function, performance to specified goals and general management skills.

      Salary. The Compensation Committee meets at least annually to review and approve each officer’s salary for the ensuing year. The base salary component of compensation is a standardized minimum for the Chief Executive Officer and each Vice President that does not change substantially from year-to-year under normal circumstances and is not intended to be tied to individual responsibilities or performance. By contrast the bonus component of compensation is intended to compensate for performance exceeding minimum expected levels and varies according to the importance to the Company of the functions performed and the quality of the individual’s performance. Individual members of the Compensation Committee take into consideration their knowledge of published information regarding the compensation of officers at companies comparable to Maxim. Officer salaries for the first quarter of fiscal 2004 were reduced by 30% from fiscal 2002 levels to support Company-wide cost reduction goals. Beginning with the second quarter of fiscal 2004, officers received 85% of their fiscal 2002 salary levels, except for the Chief Executive Officer who received 50% of his 2002 salary level.

      Bonus. In 1997, the Company adopted, and its stockholders approved, a Bonus Plan for the Company’s officers. Under the Bonus Plan, a bonus pool of up to a maximum of 3% of the Company’s pre-tax earnings will be created, with the specific amount of the pool determined by equal weighting of two performance criteria: (a) up to 1 1/2% of such earnings tied to the year-to-year rate of growth in the Company’s earnings per share and (b) up to 1 1/2% of such earnings tied to the year-to-year increase in the market price of its stock. The bonus pool will be based on the Company’s actual achievement related to these objective performance criteria versus a target growth of 30% per year for each test. From this pool, each officer will receive a bonus in respect of each fiscal year, in an amount to be approved by the Compensation Committee based on the same objective performance criteria and the analysis and recommendations of the Chief Executive Officer. The maximum bonus that may be paid in any fiscal year to any officer, including the Chief Executive Officer, is one-half of the pool. After the end of each fiscal year, the Compensation Committee is to determine and certify the Company’s performance as compared to the criteria set for that fiscal year, and to determine the amount of each officer’s bonus for such year. The Compensation Committee reserves the right to pay any officer less than the maximum bonus determined under the objective performance criteria based upon the Compensation Committee’s determination of that officer’s individual performance during the year and on all other relevant factors, including other compensation received during the year, such as stock option grants. The actual cash bonus for each individual officer, aside from the Chief Executive Officer (discussed below), is determined by first setting a maximum bonus for each officer position based upon perfect performance of that position and the total bonus pool available, and then considering the individual performance of the officer involved. Officer bonuses for fiscal 2004 have not yet been determined.

      In addition to bonuses paid pursuant to the Bonus Plan, the Company has the authority to give bonuses to officers outside the terms of the Bonus Plan. Bonuses given outside the Bonus Plan may be based on specific officer-group achievements, such as the successful completion of the Dallas Semiconductor merger or for other individual reasons. No such bonuses were made with respect to fiscal year 2004.

      Stock Options. Given the Company’s commitment to growing earnings and earnings per share and its philosophy that stock incentives are the best way to assure alignment of the employees’ and the stockholders’ interests, the Company believes it cannot rely solely on cash compensation to compete for and to provide incentives to its employees. Stock options are, therefore, used by the Company to provide long-term incentives to officers and employees. The Company has attempted for a number of years to provide for each officer, and for most other employees who participate in the Company’s stock option program, a number of shares subject to stock options that will vest over a continuous period of usually five years into the future. To accomplish this, the Company has periodically added options scheduled to begin vesting after existing grants have become fully vested. The number of stock options per officer is determined, based on recommendations by the Chief Executive Officer, by an assessment principally of the significance of the function performed by the officer and also of the officer’s individual past, current and expected future contribution to the success of the Company.

      Chief Executive Officer Compensation. To support Company-wide cost reduction goals, for the first quarter of fiscal 2004 Mr. Gifford received no salary. Beginning with the second quarter of fiscal 2004, Mr. Gifford received 50% of his fiscal 2002 salary level. Mr. Gifford is a participant in the Bonus Plan and is subject to the maximum Bonus Plan limitation described above. Consistent with the Bonus Plan and Mr. Gifford’s Employment Agreement, his annual bonus “shall reflect the Company’s achievements and profitability for the preceding year, and shall be reflective of the accomplishments of the management group as a whole.” Mr. Gifford’s bonus for fiscal year 2004 has not yet been determined.

      Section 162(m). Section 162(m) of the Internal Revenue Code (the “Code”) limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to the Chief Executive Officer and the four other most highly paid executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

      The Board has determined that stock options shall be treated as “performance-based compensation.” The Company’s stockholders previously approved the option plans, which would generally allow any compensation recognized by an executive officer named in the Summary Compensation Table as a result of the grant of such a stock option to be deductible by the Company. In addition, the stockholders have approved the Bonus Plan, and the Company believes that awards paid under the Bonus Plan are exempt from the $1 million deduction limitation of Section 162(m).

COMPENSATION COMMITTEE

James R. Bergman
B. Kipling Hagopian
A. R. Frank Wazzan

PERFORMANCE GRAPH(1)

      The following chart shows the value of an investment of $100 on June 26, 1999 in cash of (i) the Company’s Common Stock, (ii) the Nasdaq Stock Market (U.S.) Index and (iii) the Nasdaq Electronic Components Index. All values assume reinvestment of the full amount of all dividends and are calculated as of the end of each fiscal year. The stock price performance shown on this graph is not necessarily indicative of future price performance.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

AMONG MAXIM INTEGRATED PRODUCTS, INC.,
THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ ELECTRONIC COMPONENTS INDEX

	Jun-99	Jun-00	Jun-01	Jun-02	Jun-03	Jun-04

Maxim Integrated Products, Inc.	100	222.16	141.19	122.41	110.17	167.65
Nasdaq Stock Market (U.S.)	100	150.75	84.66	57.67	64.1	80.15
Nasdaq Electronic Components	100	272.14	99.24	60.05	67.53	90.41

*	$100 Invested on June 26, 1999 in Stock or Index — Including Reinvestment of Dividends. Fiscal Year Ended June 26, 2004.

(1)	This Section is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL NO. 1

RATIFICATION AND APPROVAL OF AN AMENDMENT AND RESTATEMENT

OF THE COMPANY’S 1996 STOCK INCENTIVE PLAN

      In July 2004, the Company’s Board amended and restated the Company’s 1996 Stock Incentive Plan, as amended (the “1996 Plan”) to (a) increase the pool of shares of Common Stock issuable under the 1996 Plan by 13,000,000 shares (the “Increase”) from 104,600,000 shares to 117,600,000 shares and (b) require that all stock options be granted with an exercise price no less than 100% of the fair market value of the Company’s Common Stock on the date of grant of the option. The Company’s stockholders are being asked to ratify and approve the amendment and restatement of the 1996 Plan.

      Ratification and approval of the amendment and restatement of the 1996 Plan requires the approval of a majority of the shares represented in person or by proxy and voting at the Special Meeting.

      A general description of the principal terms of the 1996 Plan, as amended and restated, and the purpose of such amendment and restatement is set forth below. Unless otherwise marked, all properly signed and returned proxies will be voted FOR Proposal No. 1.

The Board recommends a vote FOR this proposal.

      The Company and its Board of Directors have determined that substantial equity participation for employees is critically important to creating an organization in which employees will remain employed for long periods of time, and the 1996 Plan is designed to contribute toward this goal.

      The management and the board of directors of Maxim believe that the Company is entering a period of growth. In order to achieve Maxim’s long-range plan and maximize stockholder value, management and the board of directors believe it is imperative that the stockholders approve an addition to our employee stock option pool equal to 4% of our outstanding shares. The rationale for this addition to the pool is set forth below:

Maxim’s Option Program Works.

•	Over the last 10 fiscal years ended June 26, 2004, Maxim’s stock price has appreciated at a compound annual growth rate (“CAGR”) of 32.2%, significantly higher than Analog Devices (25.9%) and Linear Technology (23.8%), its two primary competitors.

•	On average, Maxim made option grants net of cancellations equal to 4.8% of outstanding shares per year over the 10 fiscal years ended 2004 and reduced this rate to an average of 4.1% over the last 5 years. During this time, the Company’s stock price increased from $3.16 per share to $52.03 per share, a 16.5 fold increase.

•	While stock options are extremely valuable to employees, a careful analysis indicates that a large increase in option grants does not necessarily have a significant cost to stockholders. In fact, it takes a very small increase in the growth rate in the market value of an enterprise to fully offset the impact of granting additional options. This can be illustrated in the following example: Assume that for 10 years, Company A makes annual stock option grants equal to 2% of its outstanding shares, while during this same period Company B makes annual grants equal to 4% of its outstanding shares. If Company A’s market value grows at a compound annual rate of 25%, Company B would have to grow its market value at a higher rate than 25% in order to compensate Company B’s shareholders for the additional dilution. The differential in the compound annual growth rate in market value in this example would be only 0.8% per year, meaning that Company B would have to grow its market value at 25.8% per year to equal Company A’s stock price at the end of the 10 year period. (Note: The 25% rate for Company A was chosen because it corresponds to the average growth rate over the last 10 years of Maxim’s two primary competitors, Analog Devices and Linear.) In this example, any increase in growth rate in market value above the 0.8% required to offset the impact of the 2% additional option grants would provide a return premium to the stockholders. We believe Maxim’s superior compound annual stock price growth rate of 32.2% for the most recent 10 years resulted, in significant measure, from the productivity stimulus associated with our higher option grant rate. If we are correct, the financial benefits to the existing investors from higher appreciation of our stock far outweighed the value transfer resulting from the higher option grants.

      Had Maxim’s stock price appreciated at the same average compound annual growth rate as Analog and Linear (which was 25.0%), its market value at June 26, 2004 would have been only $10 billion, $8 billion less than its actual value of approximately $18 billion on that date. Maxim believes that it could not have achieved such superlative performance nor outperformed its closest competitors by such a large margin without its option program.

Maxim Employees are Not Over-Compensated.

      Maxim’s compensation program is heavily tilted toward performance rather than guaranteed cash payments.

•	Salary. We believe that Maxim’s salaries are generally lower than in comparable companies. For example:

Officers. At $300,000 for the CEO and $200,000 for the Vice Presidents, Maxim estimates its officers’ annual salaries are 33% to 75% lower than industry averages. Despite these low salaries, during the industry downturn, in October 2002 through September 2003, the CEO’s salary was reduced 100% and vice president salaries were reduced 30% in order to maximize profits for our stockholders.

R&D and Engineering. Maxim’s technical people earn lower salaries (on average) than those paid in comparable companies. A sample of 19 recent hires in engineering showed that these new employees joined Maxim at salaries that were 14% less, on average, than they earned with their previous employers.

•	Bonus. Maxim pays officer bonuses only upon meeting aggressive individual and company performance goals. Under a plan approved by stockholders, officer bonuses can only be paid for years in which Maxim delivers year-over-year increases in earnings per share and/or the market price of its stock (one-half for increasing earnings per share and one-half for increasing stock price). Bonuses are fully earned only if Maxim achieves a 30% annual increase in both earnings per share and stock price. Between zero and a 30% increase, bonuses are earned on a sliding scale. (Note: In fiscal 2002, the downturn in the semiconductor industry resulted in officers’ bonuses being zero despite the fact that Maxim earned net income of $259.2 million in that year. This was significantly more than was earned by its closest competitors, Analog Devices and Linear Technology, in the comparable period. In Linear’s comparable fiscal year it earned $197.6 million and paid substantial executive bonuses.)

•	Stock Options. Stock options are granted to employees, first and foremost, to stimulate employee productivity for the purpose of maximizing stockholder value. Options are also used and are quite necessary to make up for the lower salaries Maxim pays. Maxim employees are a self-selected group of entrepreneurs that realize that they can only gain if the stockholders gain much more.

      When viewed in total — salary, bonus and options — we believe Maxim’s employees are not over-compensated for the risks they take and the extraordinary results they deliver. Maxim believes options are the most important part of its compensation mix.

Maxim’s Option Plan is Managed for the Best Interests of the Stockholders.

•	Maxim only grants employee options under plans that have been approved annually by stockholders.

•	All of Maxim’s options are granted at fair market value.

•	Maxim does not “re-price” its options.

•	Over 5,400 employees (including over 98% of salaried employees) hold options.

•	On average over the five fiscal years ended 2003, 86% of Maxim options have been granted to employees below the officer level.

•	Over the last six fiscal years almost 30% of options have been granted to new employees.

•	Almost 50% of options go to R&D and engineering personnel, which are the lifeblood of the company and the primary drivers of Maxim’s growth.

•	Maxim has been proactive in reducing its rate of option grants over the past several years. Our average grant rate net of cancellations for the 10 fiscal years ended 2004 was 4.8% compared to 4.1% for the past 5 years.

      Maxim’s option program is broadly based, and is concentrated where it will do the most good for stockholders: on new employees, which are needed for our growth and on technical personnel, which are the drivers of our growth.

It is Imperative that Maxim Add 13 Million New Shares to its Option Pool.

•	Because of Maxim’s high growth rate and unusually heavy emphasis on performance compensation in lieu of salary, the Company needs more options than companies that grow more slowly and rely on a different compensation model.

•	We believe Maxim’s stockholders will prosper from our projected long-term growth and performance. Ship demand for Maxim products is projected to grow from about $1.1 billion in FY 2003 to approximately $5.0 billion in FY 2008, a compounded annual growth rate of 34%. (Note: Ship demand is a rough estimate of customer consumption which Maxim uses as an indicator of revenue potential; it is not a revenue forecast.)

•	Maxim’s management and Board of Directors believe it is in danger of losing the fuel for its engine of growth. For the last 10 years, the Company’s headcount increased an average of 22% per year. Options available to support this increase in headcount averaged 4.8% (reduced to an average of 4.1% over the past 5 years) of outstanding shares per year. Growth in revenue for FY 2004 and FY 2005 will result in about a 45% increase in headcount during this period. For FY 2004, the Company increased available options by only 2.9%. By adding options equal to 4% of our outstanding shares this year, our average option additions for fiscal years 2004 and 2005 will have been reduced to 3.5%, down significantly from the 4.8% that sustained us and helped us deliver industry-leading results through the last decade.

      One size does not fit all and Maxim should not be held to the same standard when it comes to determining the proper size of its option pool as companies which rely more on salary for compensation and which do not grow stockholder value as rapidly.

      Maxim is a unique company that, since going public 16 years ago, has been one of the best performers for its stockholders of any company in the world. It has achieved that distinction by recruiting and retaining highly talented and driven people. These people are motivated not by salary but by the opportunity to build something great and to share in the wealth created in the process. Maxim believes that the best way to motivate our superior employees is to make them owners. This partnership has produced outstanding results, in which the whole has proven to be significantly greater than the sum of the parts. Accordingly, Maxim’s stockholders have fared extraordinarily well — much better, we believe, than if we had paid higher salaries but granted fewer options. There is powerful evidence to this in the comparison of our performance to our peer group of competitors. Given the results we have achieved to date and the opportunity that lies ahead, we ask you not to gamble on the future of your company by changing our well-tested formula for success.

      Since the 1996 Plan was adopted in August 1996, the number of shares that have been available for issuance (after adjustments to give effect to the 2 for 1 stock splits in December 1997 and 1999), is as follows: on adoption, 14,000,000 shares which was increased to 29,000,000 shares in 1997, to 44,000,000 shares in 1998, to 56,000,000 shares in 1999, to 68,000,000 shares in 2000, to 81,200,000 shares in 2001, to 95,200,000 shares in 2002, to 104,600,000 shares in 2003; and to 117,600,000 shares in 2004 (including the Increase).

      Prior to adoption of the 1996 Plan, the ESP Plan shared in the common pool of shares available for the stock option plans that were superseded by the 1996 Plan. The total pool for all those plans, including the ESP Plan, was 182,240,000 shares at the time of adoption of the superseding 1996 Plan.

      As of June 26, 2004, 96,740,981 stock options remain outstanding under of the Company’s 1996 Plan, of which 40,982,928 options were vested and exercisable, while the remaining 55,758,053 options vest over the next ten years as follows:

Number of
Year Ending June 30	Options to Vest

2005	13,466,018
2006	12,133,447
2007	11,953,578
2008	11,031,503
2009	6,915,012
2010	105,330
2011	47,602
2012	22,497
2013	46,004
2014	37,062

      The principal uses for the Increase are to provide for option grants under the 1996 Plan for recruiting employees by offering a means by which their creativity and dedicated efforts will allow them to participate in increased stockholder value; and for grants to existing employees generally for periods vesting beyond 2008, by adding option grants at the end of an employee’s current vesting period. The Board believes that the attraction, retention and motivation of highly qualified personnel are essential to the Company’s continued growth and success and that incentive plans, such as the 1996 Plan, are necessary for the Company to remain competitive in its compensation practices.

      As of June 26, 2004, options outstanding under the 1996 Plan had exercise prices ranging from $7.06 to $87.06 and expiration dates ranging from October 21, 2004 to June 21, 2014.

      Amended Plan Benefits. As of the date of this Proxy Statement, no executive officer, employee or director, and no associate of any executive officer or director, has been granted any options subject to stockholder approval of the proposed amendment. In addition, no executive officer or employee of the Company has been granted any rights to purchase stock pursuant to the ESP Plan subject to stockholder approval of the proposed amendment and restatement of the 1996 Plan. The benefits to be received by the Company’s directors, executive officers and employees pursuant to the 1996 Plan amendment are not determinable at this time.

The material features of the 1996 Plan are as follows:

      Purpose. The purpose of the 1996 Plan is to increase stockholder value, which is accomplished largely as a result of the Company’s successful, on-going stock option programs in which 5,446 employees currently participate. The Company believes that Maxim’s long-term commitment to employee ownership of Maxim stock has significantly contributed both to successful recruiting and to limiting turnover among employees. The Company also strongly believes that the employee ownership of Maxim is largely responsible for Maxim’s success.

      The 1996 Plan originally authorized the granting of incentive stock options and non-qualified stock options with respect to an aggregate of 14,000,000 shares of the Company’s Common Stock, and has been amended by the Board to authorize the granting of options with respect to an additional 103,600,000 shares. The 1996 Plan replaced the Company’s 1987 Supplemental Stock Option Plan, which expired on June 1, 1997, and the Company’s Incentive Stock Option Plan and Supplemental Non-employee Stock Option Plan, which both expired on August 12, 2002. Any shares or options returned to the expired option plans will increase the number of shares available for options (other than incentive stock options) under the 1996 Plan. At June 26, 2004, the 717,371 shares available for grant under the 1996 Plan equaled approximately 0.2% of the Company’s outstanding shares. The closing price of the Company’s Common Stock on the Nasdaq National Market on July 21, 2004 was $47.51.

      The Common Stock covered by the 1996 Plan may be either authorized but unissued shares or treasury shares. If there is a lapse, expiration, termination or cancellation of any option granted under the 1996 Plan without the issuance of shares or payment of cash thereunder, or if shares are issued under any option under the 1996 Plan and thereafter are reacquired at their original purchase price by the Company pursuant to rights reserved upon the issuance thereof, or if any unissued shares are retained by the Company upon exercise of an option in order to satisfy the exercise price for such Option or any withholding taxes due with respect to such Option, or pursuant to the payment of the purchase price of shares under options by delivery of other Common Stock of the Company, the shares subject to or reserved for such option, or so retained or reacquired, may again be used for new options under the 1996 Plan. However, the Common Stock issued under the 1996 Plan that is not reacquired by the Company pursuant to rights reserved upon the issuance thereof or pursuant to payment of the purchase price of shares under options by delivery of other Common Stock of the Company may not exceed the total number of shares reserved for issuance under the 1996 Plan.

      The following summary of certain provisions of the 1996 Plan is qualified in its entirety by reference to the 1996 Plan, as amended, a copy of which is attached as Appendix A to this Proxy Statement. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the 1996 Plan.

      Administration. The 1996 Plan provides that grants of options and other determinations under the 1996 Plan shall be made by (i) the Board or (ii) a Committee designated by the Board (the “Administrator”) which, in case of grants of options to employees who are officers of the Company, is constituted in a manner to permit the grants and related transactions under the 1996 Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3 of the Exchange Act and which, in the case of grants to “covered employees,” is intended to constitute “performance-based compensation,” is made up solely of two or more “outside directors” as such terms are defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The administrator has the authority to select employees, directors and consultants to whom options may be granted; to determine the number of shares to be covered by each option; and to determine the terms and conditions of any option granted under the 1996 Plan.

      Performance Based Compensation. Section 162(m) of the Code limits to $1 million annually the deduction a public corporation may claim for compensation paid to any of its top five executive officers, except in limited circumstances. One such exception is for “performance-based compensation,” which is defined as compensation paid solely on account of the attainment of one or more performance goals, but only (1) if the goals are determined by a compensation committee of the Board comprised of two or more outside directors, (2) the performance goals are disclosed to stockholders and approved by a majority vote before the remuneration is paid, and (3) before the remuneration is paid, the compensation committee certifies that the performance goals and any other material terms were in fact satisfied.

      Internal Revenue Service regulations provide that compensation attributable to a stock option will be deemed to satisfy the requirement that performance goals be pre-established if the grant of the option is made by the compensation committee; the plan under which the option is granted states the maximum number of shares with respect to which options or rights may be granted during a specified period to any employee; and, under the terms of the option, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of grant.

      The 1996 Plan includes features intended to permit the Administrator to grant options to employees that will qualify as performance-based compensation. The 1996 Plan limits the number of shares with respect to which incentive stock options and non-qualified stock options may be granted in any one fiscal year of the Company to any one participant to 4,000,000 shares.

      Eligibility. Selected employees, directors, service providers, advisors, independent contractors, vendors, customers and others having a past, current or prospective business relationship with the Company and any parent or subsidiaries will be eligible to receive options under the 1996 Plan. Options may be granted to eligible persons residing in foreign jurisdictions under additional terms and conditions to accommodate local laws and to provide such eligible persons favorable treatment under local laws, provided that no such terms are inconsistent with the 1996 Plan.

      Duration. The 1996 Plan will continue in effect until terminated by the Board, except that no option may be granted more than ten years after the date of adoption of the 1996 Plan by the Board.

      Adjustments upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Option, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other similar event resulting in an increase or decrease in the number of issued shares of Common Stock. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Option.

      Corporate Transactions/ Changes in Control/ Subsidiary Dispositions. The Administrator shall have the authority, exercisable either in advance of any actual or anticipated or at the time of an actual Corporate Transaction, Change in Control or Subsidiary Disposition and exercisable at the time of the grant of an Option under the 1996 Plan or any time while an Option remains outstanding, to provide for the full automatic vesting and exercisability of one or more outstanding unvested Options under the 1996 Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such Options in connection with a Corporate Transaction, Change in Control or Subsidiary Disposition, on such terms and conditions as the Administrator may specify. The Administrator also shall have the authority to condition any such Option vesting and exercisability or release from such limitations upon the subsequent termination of the Continuous Status as an Employee or Consultant of the Grantee within a specified period following the effective date of the Change in Control or Subsidiary Disposition. The Administrator may provide that any Options so vested or released from such limitations in connection with a Change in Control or Subsidiary Disposition, shall remain fully exercisable until the expiration or sooner termination of the Option. Effective upon the consummation of a Corporate Transaction, all outstanding Options under the 1996 Plan shall terminate unless assumed by the successor company or its Parent.

      Options. The 1996 Plan provides that the purchase price of any incentive stock option shall be at least 100% of the fair market value of the Common Stock at the time the option is granted. The 1996 Plan further provides that the purchase price of any non-qualified stock option shall be not less than 100% of fair market value at the time the option is granted. The 1996 Plan provides that the aggregate fair market value (determined as of the time the option is granted) of the Common Stock with respect to which incentive stock options may become exercisable for the first time by any individual during any calendar year may not exceed $100,000. The Administrator may provide for the payment of the purchase price in cash, by delivery of other Common Stock of the Company having a market value equal to the purchase price of such shares, or by any other method, such as delivery of promissory notes. A participant may pay the purchase price by delivery of an exercise notice accompanied by a copy of irrevocable instructions to a broker to deliver promptly to the Company sale or loan proceeds to pay the purchase price.

      The Administrator may permit or require a participant to pay all or a portion of the federal, state and local taxes, including FICA and Medicare withholding tax, arising in connection with the exercise of a non-qualified stock option, by having the Company withhold shares or by delivering shares received in connection with the option or previously acquired, having a fair market value approximating the amount to be withheld.

      The maximum term of any option will be ten years from the date it is granted, except that the maximum term for options granted to non-employee directors shall be five years. Options are generally exercisable for a period of 90 days after termination or retirement, 547 days after termination due to death, or 365 days after termination due to disability.

      Amendments and Discontinuance. The Plan is subject to amendment or termination by the Board without stockholder approval as deemed in the best interests of the Company. However, no such amendment shall, without the consent of the holder, reduce the amount of any option or adversely change the terms and conditions thereof.

      The terms and conditions applicable to any options granted and outstanding may at any time be amended or modified in any lawful way or canceled by mutual agreement between the Administrator and the participant, so long as any amendment or modification does not increase the number of shares of Common Stock issuable under the 1996 Plan and subject to the provisions regarding “repricing” described below.

      “Repricing” Options. The Administrator does not have the authority to “reprice” any outstanding option. For these purposes, to “reprice” an outstanding option means to amend any outstanding option to reduce the exercise price.

      Federal Income Tax Consequences. In fiscal year 2004, exercises of employee stock options resulted in approximately $152.5 million of cash savings as a result of tax deductions for the Company and in $183.9 million of cash to the Company from stock option exercises, for total cash generated of approximately $336.4 million, a significant contribution to the strength of the Company’s balance sheet.

      Under existing law and regulations, the grant of non-qualified stock options will not result in income taxable to the employee or provide a deduction to the Company. However, the exercise of a non-qualified stock option results in taxable income to the holder. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the optionee, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the optionee’s total compensation is deemed reasonable in amount. At the time of the exercise of a non-qualified stock option, the amount so taxable and so deductible will be the difference between the fair market value of the shares purchased and the exercise price. Any gain or loss on the optionee’s subsequent disposition of the shares of Common Stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain.

      An optionee recognizes no income when an incentive stock option is granted or exercised. However, the difference between the fair market value of the shares at exercise and the exercise price is classified as an item of adjustment in the year of exercise for purposes of the optionee’s alternative minimum tax (as discussed below). The Internal Revenue Service has issued proposed regulations that would subject optionees to withholding at the time optionees exercise an incentive stock option for Social Security and Medicare taxes (but not income tax) based upon the excess of the fair market value of the shares on the date of exercise over the exercise price. These proposed regulations, if adopted, would be effective only for the exercise of an incentive stock option that occurs two years after the regulations are issued in final form.

      If the optionee holds the shares received on exercise of an incentive stock option for at least two years from the date of grant and one year from the date of receipt of the optioned stock, any gain realized by the holder on the disposition of the stock will be accorded long-term capital gain treatment, and no deduction will be allowed to the Company. If the holding period requirements are not satisfied, the employee will recognize ordinary income at the time of such “disqualifying disposition” equal to the lesser of (i) the gain realized on the disposition, or (ii) the difference between the option price and the fair market value of the shares on the date of exercise. Any additional gain on the disqualifying disposition not reflected above would be long-term or short-term capital gain, depending on whether the shares are held for more than one year following exercise. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the employee, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the optionee’s total compensation is deemed reasonable in amount.

      The “spread” under an incentive stock option — i.e., the difference between the fair market value of the shares at exercise and the exercise price — is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If an optionee’s alternative minimum tax liability exceeds such optionee’s regular income tax liability, the optionee will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the optionee must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

      The foregoing discussion of the federal income tax aspects of options under the 1996 Plan is based upon federal income tax laws in effect on the date of this proxy statement. The foregoing discussion is not a complete description of the federal income tax aspects of options under the 1996 Plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable to any options. Participants in the 1996 Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

Equity Compensation Plan Information

      The following table gives information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of June 26, 2004 and the option agreements assumed by the Company pursuant to the terms of the Dallas acquisition.

			(c)
	(a)		Number of Securities
	Number of Securities	(b)	Remaining Available for
	to Be Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants, and Rights	Warrants, and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders(1)	93,776,428 (1)	$32.24	1,770,361 (2)
Equity compensation plans not approved by security holders(3)	2,964,553	$33.42	0

Total	96,740,981	$32.28	1,770,361

(1)	Represents Common Stock issuable upon the exercise of options granted under the Company’s existing stockholder approved equity compensation plans. Excludes purchase rights accruing under the ESP Plan because the number of shares and weighted average exercise price cannot be determined. Under these plans, each eligible employee may purchase shares of Common Stock with accumulated payroll deductions (in an amount not to exceed 20% of the employee’s eligible compensation, or more than $10,000) on March 31, June 30, October 31 and December 31 each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of our Common Stock on the employee’s entry date into the one-year offering period in which that quarterly purchase date occurs or (ii) the closing selling price per share on the quarterly purchase date.

(2)	Includes (i) 717,371 shares of Common Stock available for issuance under the 1996 Plan; and (ii) 1,052,990 shares of Common Stock available for issuance under the Company’s ESP Plan.

(3)	Represents shares of the Company’s Common Stock issuable pursuant to option agreements assumed pursuant to the Dallas Acquisition. The option agreements were originally issued by Dallas under the Dallas Semiconductor 1984 Stock Option Plan, the Dallas Semiconductor Corporation 1987 Stock Option Plan and the Dallas Semiconductor 1993 Officer and Director Stock Option Plan (collectively, the “Dallas Plans”), which are described below.

Pursuant to the Dallas Acquisition, the Company assumed the option agreements then outstanding under Dallas Plans (the “Assumed Options”). The Assumed Options are governed by the terms of the respective Dallas Plan under which they were originally issued and no further options will be issued under the Dallas Plans. Options governed by the terms of the Dallas Plans generally are nontransferable and expire no later than ten years from date of grant. Options generally are exercisable upon grant. Shares of Common Stock issuable and/or exercised under the Dallas Plans vest based upon years of service, generally four years. Upon termination of a participant’s employment, the Company reserves the right to repurchase the nonvested portion of the stock held by the employee, at the original option price. The Dallas Plans were duly approved by the stockholders of Dallas prior to the Dallas Acquisition.

OTHER MATTERS

      The Board knows of no other matters that may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their judgment on such matters.

JOHN F. GIFFORD
President, Chief Executive Officer and
Chairman of the Board

August 18, 2004

      THE BOARD HOPES THAT STOCKHOLDERS WILL ATTEND THIS MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

APPENDIX A

MAXIM INTEGRATED PRODUCTS, INC.

1996 STOCK INCENTIVE PLAN

Adopted August 16, 1996

Approved by Stockholders November 14, 1996

As further amended by the Board of Directors on April 16, 1997 and May 15, 1997

Approved by Stockholders November 13, 1997

As further amended by the Board of Directors on March 10, 1998,

May 14, 1998, and August 13, 1998
Approved by Stockholders November 19, 1998

As further amended by the Board of Directors on August 12, 1999

Approved by Stockholders November 18, 1999

As further amended by the Board of Directors on June 8, 2000, and August 17, 2000

Approved by Stockholders November 16, 2000

As further amended by the Board of Directors on August 23, 2001

Approved by Stockholders November 15, 2001

As further amended by the Board of Directors on August 29, 2002 and

September 10, 2002 Approved by Stockholders on November 14, 2002

As further amended by the Board of Directors on August 21, 2003

Approved by Stockholders on November 13, 2003

As further amended by the Board of Directors on July 23, 2004

      1. Purposes of the Plan. The purposes of this Stock Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants of the Company and its Subsidiaries and to promote the success of the Company’s business.

      2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of the Committees appointed to administer the Plan.

(b) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c) “Applicable Laws” means the legal requirements relating to the administration of stock incentive plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Options granted to residents therein.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means a change in ownership or control of the Company effected through either of the following transactions:

(i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the

Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or

(ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means any committee appointed by the Board to administer the Plan.

(h) “Common Stock” means the Common Stock of the Company.

(i) “Company” means Maxim Integrated Products, Inc., a Delaware corporation.

(j) “Consultant” means any person who is a consultant, advisor, independent contractor, vendor, customer or other person having a past, current or prospective business relationship with the Company or any Parent or Subsidiary.

(k) “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

(l) “Continuous Status as an Employee, Director or Consultant” means that the employment, director or consulting relationship with the Company, any Parent, or Subsidiary, is not interrupted or terminated. Continuous Status as an Employee, Director or Consultant shall not be considered interrupted in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. A leave of absence approved by the Company shall include sick leave, military leave, or any other personal leave approved by an authorized representative of the Company. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.

(m) “Corporate Transaction” means any of the following stockholder-approved transactions to which the Company is a party:

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated,

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s subsidiary corporations) in connection with complete liquidation or dissolution of the Company, or

(iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger.

(n) “Covered Employee” means any person who is a “covered employee” under Section 162(m)(3) of the Code.

(o) “Director” means a member of the Board.

(p) “Employee” means any person, including an Officer or Director, who is an employee of the Company or any Parent or Subsidiary of the Company for purposes of Section 422 of the Code. The payment of a director’s fee by the Company shall not be sufficient to constitute “employment” by the

Company. Except for purposes of grants of Incentive Stock Options, “Employee” also includes any person whom an officer identifies as a prospective employee of the Company or any Parent or Subsidiary of the Company.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) Where there exists a public market for the Common Stock, the Fair Market Value of a share of Common Stock shall be (A) the closing sale price of the Common Stock for the last market trading day prior to the date of the determination or on the date of the determination, as determined by the Administrator at the time of the determination (or, if no sales were reported on either such date, on the last trading date on which sales were reported) on the stock exchange determined by the Administrator to be the primary market for the Common Stock or the Nasdaq National Market, whichever is applicable or (B) if the Common Stock is not traded on any such exchange or national market system, the closing price of a Share on the Nasdaq Small Cap Market for the day prior to the time of the determination (or, if no such price was reported on that date, on the last date on which such price was reported), in each case, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(ii) In the absence of an established market of the type described in (i), above, for the Common Stock, the Fair Market Value thereof shall be determined by the Administrator in good faith.

(s) “Grantee” means an Employee, Director or Consultant who receives an Option under the Plan.

(t) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(u) “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(v) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w) “Option” means a stock option granted pursuant to the Plan.

(x) “Option Agreement” means the written agreement evidencing the grant of an Option executed by the Company and the Grantee, including any amendments thereto.

(y) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(z) “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(aa) “Plan” means this 1996 Stock Incentive Plan.

(bb) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(cc) “Share” means a share of the Common Stock.

(dd) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(ee) “Subsidiary Disposition” means the disposition by the Company of its equity holdings in any subsidiary corporation effected by a merger or consolidation involving that subsidiary corporation, the sale of all or substantially all of the assets of that subsidiary corporation or the Company’s sale or distribution of substantially all of the outstanding capital stock of such subsidiary corporation.

      3. Stock Subject to the Plan.

      (a) Subject to the provisions of Section 10 below, the maximum aggregate number of Shares which may be issued pursuant to this Plan is 117,600,000 Shares adjusted to reflect the stock dividend effective December 5, 1997, and November 30, 1999; provided, however, that such maximum aggregate number of Shares shall be increased by the number of Shares or options returned to the Company’s Incentive Stock Option Plan, 1987 Employee Stock Participation Plan, and Supplemental Nonemployee Stock Option Plan. Notwithstanding the foregoing, the maximum aggregate number of Shares available for grant of Incentive Stock Options shall be 117,600,000 Shares, and such number shall not be subject to increase as a result of return of Shares or options to the Company’s Incentive Stock Option Plan, 1987 Employee Stock Participation Plan, and 1987 Supplemental Nonemployee Stock Option Plan. The Shares to be issued pursuant to the Plan may be authorized, but unissued, or reacquired Common Stock.

      (b) If an Option expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option exchange program, or if any unissued Shares are retained by the Company upon exercise of an Option in order to satisfy the exercise price for such Option or any withholding taxes due with respect to such Option, such unissued or retained Shares shall become available for future grant under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan pursuant to an Option shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

      4. Administration of the Plan.

      (a) Plan Administrator.

(i) Administration with Respect to Directors and Officers. With respect to grants of Options to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii) Administration With Respect to Consultants and Other Employees. With respect to grants of Options to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Options and may limit such authority by requiring that such Options must be reported to and ratified by the Board or a Committee within six (6) months of the grant date, and if so ratified, shall be effective as of the grant date.

(iii) Administration With Respect to Covered Employees. Notwithstanding the foregoing, grants of Options to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Options qualifying as Performance-Based Compensation. In the case of such Options granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

(iv) Administration Errors. In the event an Option is granted in a manner inconsistent with the provisions of this subsection (a), such Option shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

      (b) Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i) to select the Employees, Directors and Consultants to whom Options may be granted from time to time hereunder;

(ii) to determine whether and to what extent Options are granted hereunder;

(iii) to determine the number of Shares or the amount of other consideration to be covered by each Option granted hereunder;

(iv) to determine the Fair Market Value of the Common Stock in accordance with Section 2(r) of the Plan;

(v) to approve forms of Option Agreement for use under the Plan;

(vi) to determine the terms and conditions of any Option granted hereunder;

(vii) to amend the terms of any outstanding Option granted under the Plan in any lawful way, provided that any amendment that would adversely affect the Grantee’s rights under an outstanding Option shall not be made without the Grantee’s written consent and provided, further, that any provision of the Plan to the contrary notwithstanding, the Administrator shall not have the authority to reprice any outstanding option, it being understood that “reprice” shall mean to amend any outstanding Option to reduce the exercise price;

(viii) to construe and interpret the terms of the Plan and Options granted pursuant to the Plan;

(ix) Notwithstanding any provision of the Plan to the contrary, in order to facilitate compliance with the tax, securities, foreign exchange, probate or other applicable provisions of the laws in other countries in which the Company or its Affiliates operate or have key employees or non-employee directors, the Committee, in its discretion, shall have the power and authority to (A) determine which (if any) Employees, Directors, and/or Consultants rendering services or employed outside the U.S. are eligible to participate in the Plan or to receive any type of award hereunder; (B) determine which non-U.S.-based Affiliates or operations (e.g., branches, representative offices) participate in the Plan or any type of award hereunder; (C) modify the terms and conditions of any awards made to such Employees, Directors, and/or Consultants, or with respect to such non-U.S.-based Affiliates or operations; and (D) establish sub-plans, modify methods of exercise, modify payment restrictions on sale or transfer of shares and other terms and procedures to the extent deemed necessary or desirable by the Committee to comply with applicable laws of the non-U.S. jurisdiction. The Committee shall not, however, have the power or authority to amend the Plan with respect to the maximum aggregate number of Shares that may be issued under the Plan as set forth in Section 3.(a); increase the Individual Option Limit as set forth in Section 6.(c); or lengthen the Term of the Option set forth in Section 6.(d). and

(x) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

      (c) Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be conclusive and binding on all persons.

      5. Eligibility. Non-Qualified Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees. An Employee, Director or Consultant who has been granted an Option may, if otherwise eligible, be granted additional Options. Options may be granted to such Employees of the Company and its subsidiaries who are residing in foreign jurisdictions as the Administrator may determine from time to time.

      6. Terms and Conditions of Options.

      (a) Designation of Option. Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Non-Qualified Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the date the Option with respect to such Shares is granted.

      (b) Conditions of Option. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms and conditions of each Option including, but not limited to, the Option vesting schedule, form of payment upon exercise of the Option and satisfaction of any performance criteria.

      (c) Individual Option Limit. The maximum number of Shares with respect to which Options may be granted to any individual in any fiscal year of the Company shall be 4,000,000. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation with respect to an individual, if any Option is canceled, the canceled Option shall continue to count against the maximum number of Shares with respect to which Options may be granted to the individual. For this purpose, the repricing of an Option shall be treated as the cancellation of the existing Option and the grant of a new Option.

      (d) Term of Option. The term of each Option shall be ten (10) years from the date of grant for all Grantees other than Directors who are not Employees, in whose case the term shall be five (5) years from the date of grant. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.

      (e) Transferability of Options. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution, and may be exercised during the lifetime of the Grantee only by the Grantee. Non-Qualified Stock Options shall be transferable to the extent provided in the Option Agreement.

      (f) Time of Granting Options. The date of grant of an Option shall for all purposes be the date on which the Administrator makes the determination to grant such Option, or such other date as is determined by the Administrator. Notice of the grant determination shall be given to each Employee, Director or Consultant to whom an Option is so granted within a reasonable time after the date of such grant.

      (g) Vesting During Leave of Absence. During any leave of absence from employment, directorship or consulting arrangement with the Company or any Parent or Subsidiary, vesting of such Grantee’s Options shall cease, and shall resume upon the Grantee’s return to his or her relationship with the Company, Parent or Subsidiary. The dates on which such Grantee’s Options vest shall thereafter be adjusted by the duration of the leave of absence.

      7. Option Exercise Price, Consideration and Taxes.

      (a) Exercise Price. The exercise price for an Option shall be as follows:

(i) In the case of an Incentive Stock Option:

(A) granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii) In the case of Options intended to qualify as Performance-Based Compensation, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

      (b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise of an Option including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following:

(i) cash;

(ii) check;

(iii) delivery of Grantee’s promissory note with such recourse, interest, security, and redemption provisions as the Administrator determines as appropriate;

(iv) surrender of Shares (including withholding of Shares otherwise deliverable upon exercise of the Option) which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised (but only to the extent that such exercise of the Option would not result in an accounting compensation charge with respect to the Shares used to pay the exercise price unless otherwise determined by the Administrator);

(v) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price; or

(vi) any combination of the foregoing methods of payment.

      (c) Taxes. In connection with each option granted pursuant to this Plan, at any time when the Company could have any withholding obligation (whether for Federal, state, local or foreign income, disability, Medicare, employment or other taxes or otherwise) as a result of exercise of an option, the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise, or the disposition of shares acquired upon such exercise, the Company shall have no obligation to permit exercise of such option or to issue any shares upon exercise of the option unless and until either the exercise of the option is accompanied by sufficient payment, as determined by the Company in its absolute discretion, to meet those withholding obligations on such exercise, lapse or disposition or other arrangements are made that are satisfactory to the Company in its absolute discretion to provide otherwise for such payment. The Company shall have no liability to any optionee or transferee for exercising the foregoing right not to permit exercise or issue shares.

      8. Exercise of Option.

      (a) Procedure for Exercise; Rights as a Stockholder.

(i) Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Option Agreement.

(ii) An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Shares subject to an Option, notwithstanding the exercise of an Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Option Agreement or Section 10, below.

      (b) Exercise of Option Following Termination of Employment, Director or Consulting Relationship.

(i) An Option may not be exercised after the termination date of such Option set forth in the Option Agreement and may be exercised following the termination of a Grantee’s Continuous Status as an Employee, Director or Consultant only to the extent that the Grantee was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of such option as set forth in the Option Agreement). Options shall be exercisable for a period of ninety (90) days following termination generally, and for a period of five hundred forty-seven (547) days following termination due to death of the Grantee or three hundred sixty-five (365) days following termination due to the disability of the Grantee (or, in each case, such other period of time as is determined by the Administrator, which such determination in the case of an Incentive Stock Option shall be made at the time of grant of the Option).

(ii) All Options shall terminate to the extent not exercised on the last day of the period specified in paragraph (i) above or the last day of the original term of the Option, whichever occurs first.

(iii) Any Option designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Status as an Employee, Director or Consultant shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Option Agreement.

      (c) Exercise of Option Following Termination of Employment, Director or Consulting Relationship. In the event of termination of a Grantee’s Continuous Status as an Employee, Director or Consultant with the Company for any reason other than disability or death (but not in the event of an Grantee’s change of status from Employee to Consultant or from Consultant to Employee), such Grantee may, but only within ninety (90) days after the date of such termination (but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), exercise his or her Option to the extent that the Grantee was entitled to exercise it at the date of such termination or to such other extent as may be determined by the Administrator. If the Grantee should die within ninety (90) days after the date of such termination, the Grantee’s estate or the person who acquired the right to exercise the Option by bequest or inheritance may exercise the Option to the extent that the Grantee was entitled to exercise it at the date of such termination within five hundred forty-seven (547) days of the Grantee’s date of death, but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement. In the event of an Grantee’s change of status from Employee to Consultant, an Employee’s Incentive Stock Option shall convert automatically to a Non-Qualified Stock Option on the ninety-first (91st) day following such change of status. If the Grantee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate.

      (d) Disability of Grantee. In the event of termination of a Grantee’s Continuous Status as an Employee, Director or Consultant as a result of his or her disability, Grantee may, but only within three hundred sixty-five (365) days from the date of such termination (and in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), exercise the Option to the extent otherwise entitled to exercise it at the date of such termination; provided, however, that if such disability is not a “disability” as such term is defined in Section 22(e)(3) of the Code, in the case of an Incentive Stock Option such Incentive Stock Option shall automatically convert to a Non-Qualified Stock Option on the day three (3) months and one day following such termination. To the extent that Grantee is not entitled to exercise the Option at the date of termination, or if Grantee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate.

      (e) Death of Grantee. In the event of the death of a Grantee, the Option may be exercised at any time within five hundred forty-seven (547) days following the date of death (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement), by the Grantee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Grantee was entitled to exercise the Option at the date of death. If, at the time of death, the Grantee was not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall immediately revert to the Plan. If, after death, the Grantee’s estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate.

      (f) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares, an Option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Grantee at the time that such offer is made.

      9. Conditions Upon Issuance of Shares.

      (a) Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

      (b) As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

      10. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Option, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other similar event resulting in an increase or decrease in the number of issued shares of Common Stock. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Option.

      11. Corporate Transactions/ Changes in Control/ Subsidiary Dispositions.

      (a) The Administrator shall have the authority, exercisable either in advance of any actual or anticipated Corporate Transaction, Change in Control or Subsidiary Disposition or at the time of an actual Corporate Transaction, Change in Control or Subsidiary Disposition and exercisable at the time of the grant of an Option under the Plan or any time while an Option remains outstanding, to provide for the full automatic vesting and exercisability of one or more outstanding unvested Options under the Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such Options in connection with a Corporate Transaction, Change in Control or Subsidiary Disposition, on such terms and conditions as the Administrator may specify. The Administrator also shall have the authority to condition any such Option vesting and exercisability or release from such limitations upon the subsequent termination of the Continuous Status as an Employee or Consultant of the Grantee within a specified period following the effective date of the Change in Control or Subsidiary Disposition. The Administrator may provide that any Options so vested or released from such limitations in connection with a Change in Control or Subsidiary Disposition, shall remain fully exercisable until the expiration or sooner termination of the Option. Effective upon the consummation of a Corporate Transaction, all outstanding Options under the Plan shall terminate unless assumed by the successor company or its Parent.

      (b) The portion of any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction, Change in Control or Subsidiary Disposition shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the accelerated excess portion of such Option shall be exercisable as a Non-Qualified Stock Option.

      12. Term of Plan. The Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless sooner terminated.

      13. Amendment, Suspension or Termination of the Plan.

      (a) The Board may at any time amend, suspend or terminate the Plan. To the extent required to comply with Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such manner and to such a degree as required.

      (b) No Option may be granted during any suspension of the Plan or after termination of the Plan.

      (c) Any amendment, suspension or termination of the Plan shall not affect Options already granted, and such Options shall remain in full force and effect as if the Plan had not been amended, suspended or terminated, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company.

      14. Reservation of Shares.

      (a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

      (b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

      15. No Effect on Terms of Employment. The Plan shall not confer upon any Grantee any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate his or her employment or consulting relationship at any time, with or without cause.

[FORM OF FRONT OF PROXY CARD]

PROXY

MAXIM INTEGRATED PRODUCTS, INC.
120 San Gabriel Drive
Sunnyvale, CA 94086

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING ON SEPTEMBER 17, 2004.

The undersigned hereby appoints John F. Gifford and Carl W. Jasper, and each of them, as proxies (the “Proxies”) of the undersigned, with full power of substitution, to vote all of the shares of stock of Maxim Integrated Products, Inc. which the undersigned may be entitled to vote at the Special Meeting of Stockholders of Maxim Integrated Products, Inc. to be held on September 17, 2004 at 11:00 a.m., Pacific Time, and at any adjournment or postponement thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following materials and in accordance with the following instructions, with discretionary authority as described in the proxy statement as to any and all other matters that may properly come before the meeting or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS
SPECIFIED, WILL BE VOTED FOR PROPOSAL 1.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE	SEE REVERSE SIDE

[FORM OF BACK OF PROXY CARD]

☒Please mark votes as in this example

THE BOARD OF DIRECTORS OF MAXIM INTEGRATED PRODUCTS, INC. RECOMMENDS A VOTE FOR PROPOSAL 1.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1.

1.	Ratification and approval of the amendment and restatement of the Company’s 1996 Stock Incentive Plan, as amended, to (a) increase the number of shares available for issuance thereunder by 13,000,000 shares from 104,600,000 shares to 117,600,000 shares and (b) require that all stock options be granted with an exercise price no less than 100% of the fair market value of the Company’s common stock on the date of grant of the option.	PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Please mark your choices in blue or black ink

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
☐ FOR ☐ AGAINST ☐ ABSTAIN

Signature Date Signature Date
☐ MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

INTERNET ACCESS IS HERE!

Maxim Integrated Products, Inc. is pleased to announce that registered stockholders now have an innovative and secure means of accessing and managing their accounts on-line. This easy to use service is only a click away at:

http://www.equiserve.com

In order to access your account and request your temporary password (or PIN), you will need your Social Security number, and Issue ID (328010). Please click on the “Account Access” tab and follow the instructions and a temporary password will be mailed to your address of record. If you have any questions on this process please call 1-877-THE WEB7 (1-877-843-9327).

VOTE BY TELEPHONE

It’s fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE (1-877-779-8683).

Follow these four easy steps.

1.	Read the accompanying Proxy Statement and Proxy Card.

2.	Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).

3.	Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.	Follow the recorded instructions.

YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!

VOTE BY INTERNET

It’s fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps.

1.	Read the accompanying Proxy Statement and Proxy Card

2.	Go to the Website http://www.eproxyvote.com/mxlm

3.	Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.	Follow the instructions provided.

YOUR VOTE IS IMPORTANT!
Go to http://www.eproxyvote.comm/mxlm anytime!

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET